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EXHIBIT 23.1

Consent of Registered Independent Public Accounting Firm

The Board of Directors and Stockholders
Wave Systems Corp.:

        We consent to the incorporation by reference in the registration statements Nos. 333-191699, 333-190539, 333-188627, 333-177644, 333-175046, 333-177644, 333-150340, 333-141429, 333-130409, 333-114476, 333-112017, 333-106632, 333-99469, 333-92845, 333-46330, 333-33236, 333-38265, 333-28819, 333-20017, 333-73236 and 333-65648 on Form S-3 and Nos. 333-178128, 333-164320, 333-125203, 333-144147, 333-144139, 333-88665, 333-68911, 333-69041, 333-11611 and 333-11609 on Form S-8 of Wave Systems Corporation, of our report dated March 14, 2014, with respect to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Wave Systems Corp.

        Our report dated March 14, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effects of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment a material weakness as of December 31, 2013 related to a failure to timely execute the control to test the existence of vendor specific objective evidence ("VSOE") of fair value for maintenance for the Safend unit.

        Our report dated March 14, 2014 contains an explanatory paragraph that states that Wave Systems Corp. has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
March 14, 2014

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  EXHIBIT 23.1
Consent of Registered Independent Public Accounting Firm